Exhibit 99.1

Ultralife Corporation Receives $2.5M Order for Land Warrior Batteries and Chargers

Management Comments on $26.9 Million Indefinite Quantity Contract Awarded by Defense Logistics Agency

NEWARK, N.Y.--(BUSINESS WIRE)--June 2, 2010--Ultralife Corporation (NASDAQ: ULBI) has received an order valued at approximately $2.5 million for its Land Warrior batteries and chargers from the U.S. Defense Department. The contract is for lithium ion rechargeable batteries as well as vehicle, bulk and individual soldier-based chargers. Deliveries are expected to begin this quarter and be completed by the third quarter of 2010.

The Land Warrior product suite was originally developed as a man-portable power system to support an integrated, modular fighting system that uses technology to enhance individual soldier’s close combat tactical awareness, lethality and survivability. It is part of the company’s SmartCircuit® family of products delivering power solutions to customers who require advanced functionality and performance.

“As expected, the U.S. military has rolled out the Land Warrior program again this year. This order reinforces how important system solutions are becoming not only to the defense market, but to all our markets,” said John D. Kavazanjian, president and chief executive officer. “With our ability to provide power, charging, cabling – all tied together with smart circuitry, we are well positioned to capitalize on our industry leading expertise in providing unique total power solutions.”

Indefinite Quantity Contract Valued at up to $26.9 Million

Separately, Ultralife announced that it has been awarded an indefinite quantity contract (IDIQ) by the U.S. Defense Logistics Agency with a total value of up to $26.9 million over five years. The contract calls for a one year base and four option years to meet demand from the U.S. military for three battery types. The batteries are used in applications such as night vision goggles, SINCGARS radios and thermal weapons sights, among others.

DLA will release orders under the IDIQ to fulfill demand as necessary. The government has estimated the base year value of orders at $5.3 million. Ultralife cautions investors that it has not received an order at this time and future orders are difficult to predict. As a result, management has not contemplated any revenue associated with orders under the IDIQ in its 2010 base line revenue plan.

About Ultralife Corporation

Ultralife Corporation, which began as a battery company, serves its markets with products and services ranging from portable and standby power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Ultralife’s family of brands includes: Ultralife Batteries, Stationary Power Services, RPS Power Systems, ABLE, McDowell Research, RedBlack Communications and AMTI. Ultralife’s operations are in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, and the possibility of intangible asset impairment charges that may be taken should management decide to retire one or more of the brands of acquired companies. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company’s analysis only as of today’s date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

CONTACT:
Ultralife Corporation
Philip Fain, 315-332-7100
pfain@ultralifecorp.com
or
Investor Relations:
Lippert/Heilshorn & Associates, Inc.
Jody Burfening, 212-838-3777
jburfening@lhai.com